Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 145 to Registration Statement No. 33-20827 on Form N-1A of our report dated October 25, 2010, relating to the financial statements and financial highlights of Money Market Portfolio, a portfolio included in The RBB Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statements of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

December 27, 2011